Exhibit 14.1

NII HOLDINGS, INC.

Code of Business Conduct and Ethics

     NII Holdings, Inc. and each of its subsidiaries and controlled affiliates (collectively, “the Company”) is committed to maintaining the highest standards of business conduct and ethics. The Company’s reputation for honesty and integrity in the marketplace is a reflection of the conduct of its employees, officers and directors. It is the responsibility of each employee, officer and director to preserve and enhance that reputation.

     This Code of Business Ethics and Conduct (the “Code”) reflects the Company’s fundamental principles of business conduct and ethical behavior. Adherence to the Code’s principles is important to maintain the Company’s stature and promote success in a competitive business community. The principles contained in the Code are also important to all employees, officers and directors as individuals because the Code addresses conduct that could lead to criminal and/or civil liability for persons involved in the conduct.

     Please review the Code carefully and direct any questions to the Company’s Legal Department.

1.	Administration of the Code

     The Board of Directors of NII Holdings, Inc. (“NII”) has designated the Legal Department of NII as the Compliance Office responsible for the administration of the Code and has appointed the General Counsel of NII as the Chief Compliance Officer to oversee the implementation and enforcement of the Code. Responsibilities of the Compliance Office shall include the education and training of Company personnel regarding the requirements of the Code, conducting investigations of potential violations of the Code, initiating periodic reviews and monitoring of compliance systems to deter illegal or unethical conduct and maintaining procedures for employees to report actual or suspected violations of the Code.

     The Code shall govern the actions and conduct of every employee, officer and director of NII and its subsidiaries and controlled affiliates. For purposes of the Code, a “controlled affiliate” shall mean any business in which NII has the ability, through equity ownership or otherwise, to direct the policies and practices of the enterprise.

2.	Compliance with Laws

     All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or which are otherwise applicable to the Company.

     This Code does not summarize all of the laws, rules and regulations applicable to the Company and its business. Employees should consult the Company’s Legal Department and the various policies and guidelines contained in the employee handbook for advice and information on compliance with specific laws, rules and regulations. The Company’s policies and guidelines relating to compliance with laws are very important. Employees shall review and comply with all of the Company’s policies and guidelines, including, without limitation, the Company’s (i) Insider Trading Policy, (ii) International Business Activities Policy and other policies and guidelines applicable to the Company’s international business operations, (iii) employment law policies governing workplace conduct, including prohibitions on sexual harassment and illegal discrimination and (iv) other policies and guidelines adopted from time to time by the Company relating to compliance with laws, rules and regulations.

3.	Conflicts of Interest

     All employees, officers and directors of the Company owe a duty of loyalty to the Company and must therefore avoid any actual or apparent conflict of interest with the Company. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should also be avoided. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers, including the arrangement of third party loans for directors and executive officers.

     Conflicts of interest are prohibited as a matter of Company policy, except under guidelines that may be approved from time to time by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

4.	Corporate Opportunity

     Employees, officers and directors are prohibited from (a) taking for themselves personally any business opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	Confidentiality

     Employees, officers and directors of the Company must safeguard confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Legal Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. In addition, the Company’s Insider Trading Policy prohibits the disclosure or use of material nonpublic information in connection with the trading of the Company’s securities by employees, officers and directors.

6.	Fair Dealing

     Each employee, officer and director should endeavor to deal fairly with the Company’s customers, shareholders, regulators, business partners, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing practice.

7.	Protection and Proper Use of Company Assets

     Company assets such as proprietary information, materials, supplies, time, intellectual property, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. All employees, officers and directors are responsible for safeguarding Company assets. All Company assets should be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.

     In particular, employees, officers and directors must safeguard the Company’s non-public proprietary information and intellectual property from intentional or inadvertent disclosure. This information is valuable to the Company and its disclosure could be harmful. It is essential that employees, officers and directors not disclose or distribute proprietary information except as authorized by the Company and that all safeguards for protecting such information are followed.

8.	Financial Reporting and Accounting Practices

     It is the policy of the Company to fully and fairly disclose the financial condition and results of operations of the Company in compliance with applicable financial reporting and accounting laws, rules and regulations. Timely, accurate, and understandable disclosures to the public, whether made through press releases, filings with the Securities and Exchange Commission, or through other public methods, enhance the Company’s reputation for integrity. The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller of NII (the “Senior Financial Officers”) are responsible for overseeing the Company’s financial organization and adhering to principles of ethical conduct in the fulfillment of their responsibilities.

     Senior Financial Officers and all other employees who participate in the preparation or disclosure of financial information about the Company shall perform their responsibilities for financial reporting in accordance with the Company’s disclosure controls and procedures and with a view to causing all public disclosures to contain information which is accurate, complete and understandable. Senior Financial Officers shall also adopt policies and procedures to provide reasonable assurance that assets are safeguarded and that business transactions are properly authorized and accurately recorded on the Company’s books and records as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements.

     In order to promote accurate, complete and understandable financial disclosures to the public, the Company’s Senior Financial Officers must make open and full disclosures to, and have honest discussions with, the auditor of the Company’s financial statements. Senior Financial Officers, and any other person acting under their direction, are prohibited from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public accountant engaged to perform audit or non-audit services for the Company. Types of conduct that would constitute improper influence include, but are not limited to, directly or indirectly:

•	offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

•	intentionally providing an auditor with inaccurate or misleading analysis;

•	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting practices or policies;

•	seeking to have a partner of the auditor removed from the audit engagement because the partner objects to the Company’s accounting practices or policies;

•	blackmailing the auditor; and

•	making physical threats.

9.	Accuracy and Preservation of Records

     The Company’s employees are required to record and report all information in an accurate, complete and timely manner. In addition, the books, records and other documents of the Company must not be organized or presented in a way that intentionally misleads or misinforms the recipient of the information. Falsification of records shall be grounds for termination of employment or other disciplinary action by the Company.

     The Legal Department or your supervisor should be consulted regarding the requirements for record retention and destruction of Company documents for your department. The length of time that Company records must be retained will vary depending on the type of document and applicable legal requirements. Company records include paper documents (originals and photocopies) and telephone voicemail, electronic e-mail and other computer records.

     Notwithstanding any Company records retention policy, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed under the United States bankruptcy code be altered, falsified, destroyed, concealed or relocated in a manner that inhibits or delays access or detection.

     Senior Financial Officers shall be responsible for the retention and proper disposal of Company financial records, including without limitation all Company records relating to the audit of the Company’s financial statements by an independent accountant, in accordance with applicable laws and regulations and established Company financial policy.

10.	Reporting Violations of Code and Policies

     The Company views seriously any violation of this Code or the Company’s policies included in the employee handbook. Every employee or officer has a duty to comply with this Code and the Company’s policies and to report any suspected violations in accordance with the following procedures.

     Code of Business Conduct and Ethics. Employees and officers who are concerned that violations of this Code have occurred or may occur (other than complaints relating to accounting, internal controls and auditing matters) should first contact their supervisors or superiors. If they do not believe it appropriate or otherwise are not comfortable approaching their supervisors or superiors regarding a suspected violation, then they may contact the Legal Department of the Company to make a report. A reporting person also may make an anonymous report of suspected violations to the Legal Department by calling the Company’s reporting hotline at (703)390-7290.

     Financial Reporting, Accounting and Auditing. Any complaints or concerns by employees relating to financial reporting, accounting policies or practices, internal accounting controls or auditing matters shall be reported in accordance with procedures adopted by the Audit Committee of the Board of Directors.

     Company Policies. Reporting of suspected violations of a Company policy contained in the employee handbook should be made by following the specific reporting procedures described in that policy. If no reporting procedures are described, suspected violations shall be reported under the foregoing procedures applicable to reporting of Code violations.

11.	No Retaliation

     The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

12.	Enforcement of the Code of Conduct

     The Legal Department will conduct an investigation, as it deems appropriate, into any suspected violations of this Code. Employees are expected to cooperate in internal investigations of misconduct. Employees who violate the Code or any other Company standards may be disciplined up to and including dismissal, as well as be subject to civil and criminal charges. If misconduct occurs, the Company is committed to taking prompt and responsive action to correct the situation and discipline responsible individuals.

     Managers and supervisors may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance. Managers who have supervisory responsibility must use appropriate measures to ensure that disciplinary action against their employees is consistent and appropriate to the situation.

13.	Amendment, Modification and Waiver

     This Code may be amended or modified at any time by the Board of Directors of the Company. Waivers of the Code may be granted to directors or executive officers by the Board of Directors or a duly authorized committee of the Board. The Company will disclose promptly any such amendments or waivers as may be required by the rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market.

Notice: This Code is neither an employment contract nor any guarantee of continued employment, although adherence to the standards contained in the Code is a condition of employment. This Code and the Company’s policies and guidelines referred to herein are subject to change by the Company at any time without notice.

Adopted by the Board of Directors on February 11, 2003.